EXHIBIT 10.2

PENN VIRGINIA CORPORATION

AMENDMENT NUMBER 1 TO THE

THIRD AMENDED AND RESTATED

1999 EMPLOYEE STOCK INCENTIVE PLAN

This Amendment Number 1 to the Third Amended and Restated 1999 Employee Stock Incentive Plan (the “Amendment”) is effective immediately upon the approval by the shareholders of Penn Virginia Corporation (the “Company”) of the Third Amended and Restated 1999 Employee Stock Incentive Plan (the “Plan”). Except as expressly modified or amended herein, all sections, provisions, terms and conditions of the Plan are unchanged and shall remain in full force and effect. Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Plan.

Whereas, the Company is setting forth in this Amendment changes to the Plan to clarify the unavailability of certain future issuances, to limit the grants of restricted stock available under the Plan and to correct certain dates in the Plan to make them consistent with the termination date;

Now, therefore, the Company amends the Plan in the following respects:

1.	Section 4 of the Plan is hereby amended and restated in its entirety to read as follows:

“4.	Stock Subject to Plan

Subject to Section 13, not more than 2,600,000 Shares in the aggregate may be issued pursuant to the Plan and no more than 100,000 of those Shares may be issued as Restricted Stock Awards. For purposes of determining the number of Shares issued under the Plan, no Shares shall be deemed issued until they are actually delivered to a Participant, Optionee or any other person in accordance with Section 8(b). Shares covered by Options or Restricted Stock Awards that either wholly or in part expire or are forfeited or terminated shall be available for future issuance under the Plan. Further, any Shares tendered to or withheld by the Company in connection with the exercise of Options, or the payment of tax withholding on any Option or Restricted Stock Award, shall not be available for future issuance under the Plan.”

2.	The first paragraph of Section 8 of the Plan is hereby amended and restated in its entirety to read as follows:

“8.	Option Agreements and Terms

All Options shall be granted prior to January 1, 2014 and be evidenced by option agreements executed on behalf of the Parent Company and by the respective Optionees. The terms of each such agreement shall be determined from time to time by the Committee, consistent, however, with the following:”

3.	The first paragraph of Section 9 of the Plan is hereby amended and restated in its entirety to read as follows:

“9.	Restricted Stock Award Agreements and Terms

All Restricted Stock Awards shall be granted prior to January 1, 2014 and be evidenced by restricted stock award agreements executed on behalf of the Parent Company and by the respective Participants. The terms of each such agreement shall be determined from time to time by the Committee, consistent, however, with the following:”